SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28213 Van Dyke Avenue, Warren, MI 48093

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (586) 751-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 8, 2006, Noble International Ltd (the “Company”) entered into a definitive employment agreement with Thomas L. Saeli (the “Employment Agreement”), in connection with his appointment as Chief Executive Officer on March 1, 2006. The summary terms of the Employment Agreement as agreed to between the Company and Mr. Saeli at the commencement of his employment were disclosed in the Company’s definitive proxy statement filed with the United States Securities Exchange Commission on April 20, 2006, and a further description of the material terms of the Employment Agreement is set forth herein. The Employment Agreement provides for an initial term commencing on March 1, 2006 and expiring December 31, 2008, with an unlimited number of successive one-year renewals subject to the election by either party not to renew the Employment Agreement.

In accordance with the Employment Agreement, Mr. Saeli will receive an annual base salary of $500,000. Mr. Saeli is also entitled to receive an incentive bonus for each fiscal year in an amount to be determined by the Compensation Committee of the Board, as well as to participate in any executive bonus or other incentive compensation program adopted by the Company. For calendar year 2006, Mr. Saeli is guaranteed a bonus of $250,000, payable in the first quarter of 2007.

The Company also agreed to grant Mr. Saeli 16,287 shares of Common Stock of the Company under the terms of the Company’s 2001 Employee Stock Incentive Plan, which shares will bear a restriction prohibiting Mr. Saeli from trading such shares during his initial employment term. Mr. Saeli is also entitled to receive up to 400,000 units under the Company’s Executive Stock Appreciation Rights Plan (the “SAR Plan”). Mr. Saeli was granted 150,000 of such units in connection with the commencement of his employment. The granting of the remaining 250,000 units (the “Conditional Units”) is subject to Company’s stock achieving target closing prices, with half of the Conditional Units further subject to such target closing prices being maintained for five (5) out of twenty five (25) consecutive trading days. As a result of the performance of the Company’s stock since the commencement of Mr. Saeli’s employment, the first 100,000 of the Conditional Units have been earned and granted. All SAR Plan units granted to Mr. Saeli pursuant to the terms of his Employment Agreement will vest in equal increments over four years from the date of grant.

Pursuant to the Employment Agreement, in the event Mr. Saeli’s employment is terminated by the Company without “Just Cause”, or by Mr. Saeli for “Good Reason” as each such term is defined in the Employment Agreement, or in the event the Employment Agreement is not renewed, the Company is obligated to pay to Mr. Saeli, as severance, his annual base salary at the time of termination for twelve (12) to thirty-four (34) months following termination (depending on the date of termination), payment of any vested stock appreciation right units and continuation of health and certain other benefits under the Employment Agreement. The Employment Agreement also includes provisions triggered by a qualifying “Change in Control” as defined therein, providing Mr. Saeli with similar severance benefits as would be provided in the

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event Mr. Saeli was terminated without “Just Cause,” but also providing for immediate vesting of any granted but unvested SAR Plan units. Mr. Saeli has agreed to nondisclosure covenants and to a covenant not to compete with the Company during the employment term and for one year thereafter.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Noble International, Ltd. Form 8-K dated May 10, 2006 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1 Agreement between Noble International Ltd and Thomas L. Saeli dated May 8, 2006 and effective as of March 1, 2006

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(Registrant)

Date: May 10, 2006	By:	/s/ Michael C. Azar
Michael C. Azar
Secretary and General Counsel

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